CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                    EXHIBIT 10.9

                              PHARSIGHT CORPORATION

                   INFORMATION PRODUCT DISTRIBUTION AGREEMENT

This Information Product Distribution Agreement (this "Agreement") is made and entered into as of June 25, 1999 (the "Effective Date") by and between Pharsight Corporation, a California corporation, (hereinafter "Pharsight") and Protocare Sciences, Inc., a Delaware corporation (hereinafter "Protocare").

                                    RECITALS

Pharsight is engaged in the sale of software and services relating to clinical trial design and modeling to pharmaceutical and biotechnology companies and desires to have the right to reproduce, use, and distribute as part of its Patient Information Resource (PIR) product a selection of patient therapeutic data collected by Protocare in the diabetes area.

Protocare is the owner of or has appropriate licenses to all US and foreign copyrights and all other intellectual property rights pertaining to the database that is the subject of this Agreement and is willing to grant to Pharsight a non-exclusive right and license to reproduce, use, and distribute that database on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION OF THESE PREMISES, AS WELL AS THE OBLIGATIONS HEREIN MADE AND UNDERTAKEN, THE PARTIES HERETO DO HEREBY AGREE AS FOLLOW, WITH THE CAPITALIZED TERMS HAVING THE MEANING SET FORTH IN EXHIBIT AS:

1. GRANT OF LICENSE.

1.1 LICENSE GRANT. Subject to the payment of royalties as set forth in Section 5, Protocare hereby grants Pharsight a non-exclusive world-wide right and license (a) to reproduce the Database and Documentation and to display, sell, license, and otherwise distribute copies of the Database or portions thereof and the Documentation to Customers, either alone or bundled with other Pharsight products or services; (b) to use the Database and the Documentation for purposes of technical support for Customers; (c) to use a reasonable number of copies of the Database and Documentation for purposes of marketing, training, and demonstrations; (d) to use the Protocare name in connection with the distribution and marketing of the Database and the products derived therefrom;
(e) to license Customers to use the data in the Database and to publish summarized and non-patient-specific portions of the data, or derivatives of the data as part of works describing their use of the data and to include the data and derivatives of the data in regulatory submissions, (f) to authorize its distributors to exercise any or all of the rights set forth in (a) through (e) above; (g) to use the Database and Documentation in connection with consulting services provided to Customers and to distribute to such Customers models and other analyses based on the Database; and (h) to modify the Database and the Documentation and to create derivative works of the Database and Documentation, including incorporating the Database or

Documentation or modifications of either into an internet-based medical query and response system, and to license the use of such system to Customers.

1.2 COPYRIGHT/TRADEMARK NOTICES. All copies of the Database distributed by Pharsight will include appropriate copyright and trademark notices as supplied by Protocare. Pharsight will identify the Database as a product of Protocare on printed promotional materials and web pages that reference the Database and on any packaging it develops.

1.3 CUSTOMER RESTRICTIONS. Customers will be licensed to use the data in the Database and related products, including Database Derivatives, for in-house drug development but will have no right to further distribute the Database or Database Derivatives. The Customer license agreement for products containing the Database or Database Derivatives will authorize use substantially as follows: user is granted a license for the use of this product for drug discovery and clinical development purposes. In the event that Pharsight becomes aware that the Database or Database Derivative licensed by Pharsight to a Customer is being used for post-approval marketing purposes, and such use is not terminated upon notice to the Customer, Pharsight will promptly notify Protocare and the parties will discuss the appropriate actions to take to enforce the use restrictions. If the parties are in disagreement over the actions to take and Pharsight's actions are not effectual in terminating the unauthorized use, Pharsight will pay to Protocare a marketing license fee of [ * ] and Protocare will authorize use of the Database and Database Derivatives by the Customer for post-approval marketing purposes.

1.4 OWNERSHIP. Protocare will retain ownership of the Database and the underlying data. Pharsight and its suppliers will own all right, title, and interest in and to any Database Derivatives, subject to Protocare's ownership of the underlying data and Database. Pharsight will own all right, title, and interest in and to any query or interface or other software developed by or for Pharsight and integrated or bundled with the Database or a Database Derivative. Pharsight may register its own copyright in any derivative works, provided the Database is identified in such registration as an underlying work of Protocare. Pharsight's ownership of any Database Derivative notwithstanding, it may not license or otherwise distribute such Database Derivative except in accordance with the provisions of this Agreement, including the use restriction set forth in Section 1.3.

2. DELIVERY AND ACCEPTANCE

2.1 DELIVERY OF INITIAL DATABASE. Protocare will build the Database in accordance with the specifications in Exhibit B and test it against the Acceptance Criteria in Exhibit C. Protocare will deliver the Database (except for the practice review system (PRS) elements) to Pharsight electronically within six weeks of the Effective Date; the addition of the PRS data elements will be completed within ten weeks after the Effective Date.

2.2 ACCEPTANCE. Pharsight will have thirty (30) working days from receipt of the Database (including the PRS elements) to test for adherence to the Acceptance Criteria and will notify Protocare promptly if the Database fails to conform to such criteria. Protocare will have twenty (20) working days to correct such nonconformity, and upon redelivery Pharsight will again test the Database against the Acceptance Criteria. This process will be repeated (except that each subsequent test period and repair period will be limited to fifteen (15) working days) until Pharsight either provides Protocare with written notice of acceptance of the Database or is deemed to have accepted the Database under the provisions of this section, provided, however, that if the Database fails to meet the Acceptance Criteria on the third delivery, Pharsight shall have the right to terminate this Agreement and receive a full refund of the initial license fee. Pharsight shall be deemed to have accepted the Database if it fails to notify Protocare of any nonconformity therein within thirty (30) working days of delivery (or within fifteen (15) working days of redelivery in the case of nonconformities in the original delivery).

3. PRODUCT DEVELOPMENT AND DISTRIBUTION

3.1 PRODUCT DESCRIPTION. Pharsight will distribute the Database to Customers as part of its PIR product line. Pharsight will make PIR products available to Customers in three forms: (a) distribution of the full Database (Direct Product or PIR-DP); (b) use of the Database as a resource by Pharsight's professional consultants in the course of providing consulting services (Consulting Product or PIR-CP); and (c) use of the Database in an automated, internet-based medical query-response service product (Internet-Product or PIR-IP).

3.2 PRODUCT DEVELOPMENT. For the PIR-DP, Pharsight will distribute the Database either as received from Protocare or with minor changes to improve its usability. For the PIR-CP, Pharsight employees and consultants will utilize information from the Database in developing models that will be delivered to customers. For the PIR-IP, Pharsight will utilize the Database as a resource that is accessed with Pharsight proprietary query software and a customized user interface for answering customer queries. The proprietary search software and user interface are currently under development; Pharsight has targeted the PIR-IP product for release in late 1999.

3.3 PRICING AND PROMOTION. Subject to the other restrictions contained in this Agreement, Pharsight is free to price, promote, and distribute the Database in any manner it deems appropriate. Pharsight will be responsible for all decisions and costs involved in the marketing and distribution of the PIR, including pricing, Customer license terms, promotional materials, packaging, distribution channels, and customer evaluation and training. Pharsight may include material describing the Database on its web site, in promotional materials, and during training and professional presentations. Subject to complying with Section 1.2, Pharsight may repackage, at its own expense, the Database products prior to shipment to Customers and may include in such packaging the Pharsight logo, references to Pharsight's website and other products, and the words to the effect that the product is distributed by Pharsight.

3.4 MARKETING RESTRICTION. Pharsight will not market the PIR product containing the Database to post-approval marketing groups. Protocare reserves all rights not granted to Pharsight hereunder, provided, however, that Protocare agrees that it will not market the Database to clinical development groups. In addition, Protocare agrees that it will not market any web-based drug development and clinical trial query and response system that is competitive with Pharsight's internet query PIR-IP product within the disease types for which Protocare has provided a Database to Pharsight.

3.5 COSTS. Protocare will be fully responsible for all development costs of the Database and any updates, including any royalties or payments due to third-parties. Pharsight will be fully responsible for any and all expenses involved in the development of the proprietary search software and user interface for the PIR-IP product, any other software or other tools it develops to enhance usability of the Database, and distribution of the Database to its customers, including manufacturing, marketing, and shipping expenses.

4. UPDATES; CUSTOMER SUPPORT

4.1 MID-YEAR UPDATES. Protocare will provide Pharsight with an update for the Database at the half-year point of each year of this Agreement to extend the histories of earlier selected patients by an additional six (6) months.

4.2 RENEWAL UPDATES. Protocare will provide Pharsight with totally refreshed update (i.e., new statistical database extraction) for the Database at each annual renewal. The refreshed Database will be subject to QA testing in accordance with the criteria established by the parties. All copies of the prior year database and its update held by Pharsight must be returned to Protocare upon acceptance of the renewal update.

4.3 CUSTOMER SUPPORT. Pharsight will provide all customer support for the PIR product. Protocare will make a person familiar with the Database available to resolve problems Pharsight may encounter from time to time with the data quality. For each [ * ] in royalties paid by Pharsight to Protocare (including the initial license fee), Protocare will provide an aggregate of two days of problem resolution assistance without charge; further assistance will be provided as necessary at [ * ] per day, prorated on an hourly basis for usage of less than a full day.

5  PAYMENTS

5.1 INITIAL LICENSE FEE. Pharsight will pay Protocare a license fee of [ * ] upon execution of this Agreement or upon the agreement of the parties on Database fields and Acceptance Criteria, whichever is later; this amount will be credited against actual royalties due with respect to product sales during the initial term of this Agreement. Upon each renewal of this Agreement, Pharsight will pay Protocare a license renewal fee of [ * ], which will be credited against actual royalties due with respect to product sales during the one-year renewal term. In no event may Pharsight license products containing the Database or Database Derivatives to its Customers prior to payment of the [ * ] license fee.

5.2 PER-COPY ROYALTY. Pharsight will pay Protocare a royalty of (i) [ * ] for each annual license sold to a Customer for the PIR-DP containing the Database;
(ii) [ * ] for each annual license sold to a Customer for the PIR-IP utilizing the Database or a Database Derivative; and (iii) [ * ] for each Customer Project for which Pharsight's staff accesses the Database in connection with providing consulting services to the Customer. For purposes of calculating the royalty due hereunder for the PIR-DP, each copy of the media containing the Database will constitute a separate license. For purposes of calculating the royalty due hereunder for the PIR-IP, the clinical development team for each therapeutic area (e.g. diabetes, cardio-vascular, etc.) shall constitute a separate license. No royalty will be due for copies of the PIR product used for evaluation or training.

5.3 PAYMENTS. Royalty payments will be made on a quarterly basis with payment due thirty (30) days after the end of each calendar quarter for all revenue received during such quarter. Refunds to Customers for products returned by customers will be credited in the quarter in which they are returned. Each payment will be accompanied by a report setting forth the number of each type of product sold during the quarter.

5.4 AUDIT. Pharsight will, upon written request, during normal business hours, but not more frequently than once each calendar year, provide access for purposes of audit to pertinent records relating to royalties payable in connection with the Database to an independent accounting firm chosen and compensated (other than on a contingent fee basis) by Protocare and reasonably acceptable to Pharsight. Such accounting firm will be authorized to report to Protocare only the amount of royalties due and payable for the period examined. If the amount under-reported by Pharsight is equal to or greater than ten percent (10%) of the total payment due to Protocare for the payment period so audited, then the cost of the audit shall be borne by Pharsight.

5.5 CONFIDENTIALITY. Protocare will not disclose to any third party any sales or customer information received from Pharsight in connection with royalty payments and will use such information solely for the purpose of carrying out its obligations under this Agreement. Pharsight shall restrict access to information contained in the Database to the person(s) assigned to analyze it or who otherwise have a need to know it for legitimate health research purposes. Each Customer license agreement shall require the Customer to restrict access to information contained in the Database to person(s) assigned to analyze it or who otherwise have a need to know it for legitimate health research purposes. Each person given such access must first be advised that information contained in the Database is confidential and may be used only as specifically permitted by this Agreement or the applicable Customer license agreement and may not otherwise be discussed or disclosed. The information contained in the Database is being licensed to Pharsight and may be licensed to Pharsight's Customers solely for drug discovery and development purposes, which shall include the right to publish summarized and non-patient-specific portions of the information, or derivatives of the information, as part of works describing their use of the information and to include the data and derivatives of the data in regulatory submissions, but shall not include any use that would reveal any information from individual patient records unless so required by the FDA. Pharsight will not and each Customer's license agreement will provide that the Customer will not make any attempt to ascertain the names of patients or providers who are the sources of the information contained in the Database or of any other information that is "confidentialized" by substituting codes for identifying information before Protocare provides Database to Pharsight. If Protocare reveals to Pharsight the source of the data in the Database, Pharsight shall not discuss with such source the existence of this Agreement or the business conducted pursuant to this Agreement. Pharsight shall not name or provide information enabling any person to determine the source of the data in any presentation, marketing material or report unless Protocare gives its prior written consent.

6.  WARRANTIES; INDEMNIFICATION; LIMITATION OF LIABILITY

6.1 WARRANTY. Protocare warrants to Pharsight (a) that the Database does not infringe the patent, copyright, or trade secret rights of any third party; (b) that Protocare has all rights and authority necessary for the grant of rights and licenses effected by this Agreement; (c) that the Database as supplied to Pharsight was developed in accordance with the quality assurance procedures described in Exhibit D and Exhibit E for generating and validating the data; (d) that all appropriate and required consents to use and redistribute the data in the Database have been obtained; and (e) that use and distribution of the Database as authorized herein will not violate federal or state patient-privacy laws or regulations. The warranty in clause (e) shall apply to the initial Database only on the basis of the federal or state patient-privacy laws or regulations in effect at the time of delivery of the initial Database. and to each revision of the Database only on the basis of the federal or state patient-privacy laws or regulations in effect at the time of delivery of such revision.

6.2 INDEMNIFICATION. Protocare will defend, indemnify, and hold Pharsight harmless from and against any action or other proceeding brought against Pharsight to the extent that it is based on (i) a claim that any part of the Database or Documentation infringes any copyright or patent or incorporates any misappropriated trade secrets of any third party or
(ii) a claim that use or distribution of the Database as authorized herein violates federal or state patient-privacy laws or regulations or the privacy rights of any patient included in the Database as such laws were in effect at the time of delivery of the version of the Database that is the subject of such claim (either claim, an "Action"). Protocare will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) incurred by Pharsight in any such Action and will refund to Pharsight any royalties paid on any copies of the Database for which Pharsight is required to give a refund to a Customer because such Customer's rights to continue to use the Database have been terminated or restricted. Protocare will have no obligation under this Section 6.2 as to any Action unless (i) Protocare is promptly notified of the Action; (ii) Protocare has sole control of the defense and settlement of the Action; and (iii) Pharsight provides Protocare, at Protocare' expense, with reasonable assistance in defense and settlement of the Action. Protocare will have no obligation under this Section 6.2 for any Action if the claim arises from the combination, operation, or use of the Database with non-Protocare programs, data, or documentation if such claim would have been avoided by the use of the Database without combination with such programs, data, or documentation.

6.3 LIMITATION ON LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.2, NEITHER PARTY'S LIABILITY UNDER THIS AGREEMENT SHALL EXCEED THE AMOUNTS PAID OR PAYABLE TO PROTOCARE UNDER THIS AGREEMENT. BOTH PARTIES ACKNOWLEDGE THAT THE FOREGOING LIMITATION REFLECTS A BARGAINED-FOR ALLOCATION OF RISK AND THAT THE ROYALTIES SET FORTH HEREIN REFLECT SUCH RISK.

7.  TERM AND TERMINATION

7.1 TERM OF AGREEMENT. The initial term of this Agreement will be the period beginning on the Effective Date of this Agreement and ending on the first anniversary of the date on which Pharsight accepts (in accordance with Section 2.2) the initial Database (including the PRS elements). This Agreement may be renewed for two successive additional one-year periods at Pharsight's option and beyond that may be renewed by mutual agreement of the parties.

7.2 TERMINATION FOR NON-DELIVERY. If Protocare fails to deliver the initial Database in a form meeting the Acceptance Criteria within six (6) months of the Effective Date, then Pharsight shall have the option to terminate this Agreement, return any copies of the Database in its possession, and receive from Protocare a refund of the initial license fee.

7.3 TERMINATION FOR BREACH. Each party has the right to terminate this Agreement if the other party has materially breached any obligation herein and such breach remains uncured for a period of thirty (30) days after written notice thereof is sent to the other party.

7.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, all rights and licenses granted to Pharsight hereunder shall terminate (except as provided in this Section 7.4).

Pharsight shall destroy all remaining copies of the Database in its possession except for the number necessary in its judgment to carry out its support obligations to Customers. Termination will have no effect on the rights of any Customer to continue to use any Database in accordance with its original license terms or on the rights of Pharsight to provide technical support to such Customers. Notwithstanding any such termination, Protocare shall remain entitled to fees owed pursuant to this Agreement resulting from use or license of the Database prior to termination of this Agreement.

8. MEDIATION AND ARBITRATION.

8.1 MEDIATION. Any dispute arising under this Agreement will be resolved through a mediation and arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation will be shared equally by the parties.

8.2 ARBITRATION. If the mediation is unsuccessful, the parties agree that the dispute will be decided by binding arbitration under the rules of the American Arbitration Association. The decision of the arbitrators will be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings will be awarded reasonable attorney fees, expert witness costs and expenses, and all other reasonable costs and expenses incurred in connection with the proceedings, unless the arbitrators for good cause determine otherwise.

9. GENERAL

9.1 NOTICES. Any notice required or permitted hereunder must be in writing, and will be effective on the date of delivery when delivered personally, the next business day after dispatch when sent by Federal Express or other recognized overnight courier service, or the fifth business day after dispatch when sent by certified mail, postage prepaid, return receipt requested. Notices should be addressed to the other party at the address shown below or at such other address as a party may designate by ten days' advance written notice to the other party:

           Pharsight Corporation                   Protocare Sciences, Inc.
           800 West El Camino Real, Suite 200      2400 Broadway
           Mountain View, CA  94040                Santa Monica, CA 90404
           Attention:  Chief Financial Officer     Attn: Chief Executive Officer
           Phone: (650) 314-3800                   Phone:
           Fax: (650) 314-3810                     Fax:

9.2 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement, including all exhibits, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified or amended only by a writing executed by a duly authorized representative of each party.

9.3 FORCE MAJEURE. Neither party will be liable to the other for any failure or delay caused by events beyond such party's control, including, without limitation, sabotage, riots, insurrections, fires, flood, storm, explosions, war, or earthquakes. However, if such events shall continue for thirty (30) days or more, the other party shall have the option of terminating this Agreement by giving written notice of termination.

9.4 CHANGE IN LAW; CHANGE IN CIRCUMSTANCES. No party shall make or receive any payment or take any action under this Agreement if any judicial decision, legislative action, or regulatory or other administrative interpretation, whether federal or state, would render illegal the conduct of either party under this Agreement. If performance by either party of any term of this Agreement should be deemed illegal by any party or third party who is essential to performance of this Agreement for any such reason, either party shall have the right to require that the other party renegotiate the terms of this Agreement. If Protocare's data relationships shall be altered or interrupted, Protocare shall notify Pharsight and the parties shall attempt to renegotiate the terms of this Agreement. If the parties fail to reach an agreement satisfactory to both parties within fifteen (15) days after the receipt of any request for renegotiation, either party may terminate this Agreement upon fifteen (15) days prior written notice to the other party, or sooner if required by law. In the event of such termination, Protocare will refund to Pharsight a pro-rated amount of the [ * ] initial licensing fee or renewal license fee paid for the year in which termination occurs.

9.5 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Either party may assign this Agreement in its entirety to a successor corporation upon notice to the other party in the event of a merger or an acquisition of all or substantially all of the assets of the assigning party.

9.6 GOVERNING LAW. All questions concerning the validity, operation, interpretation, and construction of this Agreement will be governed by and determined in accordance with the laws of the State of California, without regard to its conflict of laws provisions. Application of the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded.

9.7 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or otherwise unenforceable, such provision shall be replaced with a valid, enforceable provision as nearly as possible in accordance with the stated intention of the parties, while the remainder of this Agreement shall remain in full force and effect. To the extent any provision cannot be enforced in accordance with the stated intentions of the parties, such provision shall be deemed not to be a part of this Agreement.

9.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together will constitute one and the same instrument.


IN WITNESS THEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED BY THEIR RESPECTIVE DULY AUTHORIZED REPRESENTATIVES AS SET FORTH BELOW:

PHARSIGHT CORPORATION                      PROTOCARE SCIENCES, INC.

By: _/S/ ROBIN A. KEHOE__________          By: __/S/ ROBERT DUBOIS____
Robin A. Kehoe                             Robert  Dubois
Chief Financial Officer                    Chief Executive Officer

                                    EXHIBIT A

                                   DEFINITIONS

DATABASE means the diabetes database as described in Exhibit B and all updates to the initial database when and as delivered to Pharsight.

DATABASE DERIVATIVE means any derivative works, modifications, or new compilations of the Database prepared by or on behalf of Pharsight.

DOCUMENTATION means any and all materials provided to Pharsight by Protocare describing the features, structure, functions, fields, contents, collection methods, etc. of the Database.

CUSTOMER means a customer of Pharsight or of its distributors to whom Pharsight has licensed the use of the Database or Database Derivatives or to whom Pharsight has provided services utilizing the Database or Database Derivatives.

CUSTOMER PROJECT means a set of consulting services provided to a Customer by Pharsight pursuant to a single statement of work with respect to a single drug or related set of drugs. A single Customer Project may include follow-on work based on the results of the initial work so long as the possibility of such follow-on work is contemplated in the original statement of work.

ACCEPTANCE CRITERIA means the quality requirements for the Database set forth in Exhibit C or otherwise agreed upon in writing by the parties.

                                    EXHIBIT B

                    PHARSIGHT DIABETES DATABASE SPECIFICATION

Using claims from January 1, 1997 through December 31, 1997, all patients who meet the following criteria for diabetes will be identified:

  [ * ] or more [ * ] hospital stays with a diabetes diagnosis [ * ]. Per Pharsight, the [ * ] on the claim.

OR

  [ * ] or more claims with a [ * ] indicating [ * ]

OR

  [ * ] or more outpatient visits with a diabetes diagnosis [ * ]. Per Pharsight, the [ * ] on the claim. The [ * ] must [ * ]. To determine outpatient visits, Protocare will review professional claims, selecting only those with a [ * ] included in one of the following service sets:
     o    dental examination/visit
     o    dental counseling
     o    office visit/consult
     o    home e/m service
     o    hospital visit/consult
     o    critical care service
     o    nursing facility e/m service
     o    rest home/custodial care visit
     o    supplemental emergency services
     o    second/third opinion consult
     o    psychiatric diagnostic procedure
     o    psychotherapy
     o    eye care visit
     o    telephone call discussion
     o    emergency e/m visit
     o    life/work/disability exam
     o    visit null serv set
OR
[ * ] or more [ * ] lab tests, as indicated by [ * ]. The [ * ] lab tests must [ * ].

Protocare will [ * ]. Protocare will also [ * ].

The date of the [ * ]. For each patient, Protocare will [ * ], whichever comes first. Results from this screen will be provided to Pharsight. Protocare determines [ * ]. Protocare determines [ * ].

1. For all remaining patients, Protocare will designate each as [ * ]. Protocare will employ the following [ * ]

Results from this screen will be provided to Pharsight.

Pharsight will review the results of all of the above screening and will determine [ * ], and provide to Pharsight [ * ].

The data files will be delivered to Pharsight on CDs as 1) Version 5 SAS Transport Format and 2) Fixed format ASCII files with an accompanying Oracle 7 SQL*Loader control file describing their layout, datatypes, etc.

Protocare will also [ * ]. These data will be delivered to Pharsight after the delivery of the data files as described above.

                                    EXHIBIT C

                               ACCEPTANCE CRITERIA

{to be agreed upon}

                                    EXHIBIT D

                      DATABASE QUALITY ASSURANCE PROCEDURES

When building a database for a client, there are specific steps taken by the database analyst to assure quality:

POPULATION SELECTION AND DATA ACQUISITION

1. Depending upon the study requirements, [ * ] are created to identify patients of interest. These files are reviewed by the data analyst and the project manager to assure that all codes of interest are included. In some cases, a Protocare clinician reviews the reference files to assure it is complete.

2. A query is run against the data warehouse to select patients who have [ * ] of the codes contained within the reference files built in Step 1. These queries may be as simple as selecting patients [ * ]. Depending upon the study requirements, additional, more complex, screening may be incorporated, such as [ * ]. Protocare reviews a sample of patients after each screen to assure that the screens were executed properly. Protocare maintains a count of patients after each screen is executed.

3.   Once all patients are identified, Protocare assembles the population's
     [ * ]. Protocare also assembles all [ * ]. Protocare maintains [ * ] for each table in the final database. The sum of all claims in the [ * ] should equal the total number of claims in the All Claims Table.

DATA SCRUBBING

4. Once all claims are assembled, our analyst `scrubs' the data to assure completeness of each field. The following document outlines check list for the data quality edits:

DATA SCRUBBING EDIT CHECKS


Number of patients: _________________  Estimated number of claims: ___________________________

Screen for drug benefits? ( )  Screen for Medicare Supplement? ( )  Screen for Medicare Risk? ( )

# eligibility records: ____________  # after editing: ____________  Patients with eligibility? ___________

Eligibility data from tables? ( )  Eligibility data from eligibility reference file______? ( ) (enter month/year)

Confidentializing: claim number? ( )  Patient identifier? ( )  Provider identifier? ( ) Primary Care

Provider? ()  Prescribing physician DEA number? ( )

Keep patients who have no claims? ( )  Keep patients not found in PATD table? ( )

Keep NDC codes that cannot be found in the reference datasets? ( )

Keep NDC codes that are blank, incomplete, character, or otherwise known to be erroneous? ( )

Sum up claim-line dollar amounts? ( )

DATABASE ELEMENT INCLUSION CHECK LIST:

PATD output variables:     patid ( )  dob ( )  dod ( )  sex ( )  mtlsts ( )  state ( )  zip ( )
ELIG output variables:     patid ( )  covtype  ( ) effdate ( ) cnldate  ( )  prtaelig  ( )  prtbelig  ( )  prexstcn ( )
                           studind ( )  disbind ( )  rnlind ( )  wlfrind ( )  hpceind ( )  smkind ( )  medsup ( )
CLM output variables:      patid  ( )  clmnbr  ( )  clmtype  ( )  cusbus  ( )  cuslob  ( )  prvid  ( )  prvsuf  ( )
                           cntrldg  ( ) srvcat ( )  fstdate  ( )  lstdate  ( )  urtype ( )  covtype  ( ) crgamt ( )
                           netamt ( )  dbyr ( )
PHM output variables:      clmnbr ( ) ndc ( ) rxnbr ( ) rxqty ( )  daysply  ( )  ingcost  ( )  dispfee  ( )  amtdue  ( )
                           taxamt ( ) copay ( )  rflsts ( )  genind ( )  drdeaid ( )  bengrp ( )

INST output variables:     clmnbr  ( ) pcpid ( )  pcpsuf  ( )  prvtype  ( )  billtype  ( )  illcause  ( ) place ( )
                           placecat ( )  admtype ( )  admsrc ( )  disgsts ( )
MED output variables:      clmnbr ( )  pcpid ( )  pcpsuf ( )  prvtype ( )  illcause ( )  place ( )  placecat ( )
RVLN output variables:     clmnbr  ( ) lnnbr ( )  clmtype  ( )  svcdate  ( ) revcd1  ( )  revcd2  ( )  subunit  ( )
                           adjtran ( )  lncrgamt ( )  lnnetamt ( )  bengrp ( )
SVLN output variables:     clmnbr ( ) lnnbr ( )  clmtype  ( )  svcdate  ( )  lnitem1  ( )  lnitem2  ( ) subunit ( )
                           adjtran ( )  lncrgamt ( )  lnnetamt ( )  bengrp ( )
DXLN output variables:     clmnbr ( )  lnnbr ( )  clmtype ( )  dxcode ( )
PRLN output variables:     clmnbr ( )  lnnbr ( )  clmtype ( )  prcode ( )  prdate ( )

SPEC output variables:     prvid ( )  funcspcl ( )  recspcl ( )  Include only providers with Medical claims?
                           ( )  Output all records including blank and "Other" specialty codes? ( )  If funcspcl is blank, fill it in with recspcl and output only 1 variable? ( )

Protocare reviews a sample of patient records to assure that all data elements are included in the data files.


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

                                    EXHIBIT E

         PROTOCARE SCIENCES DATA WAREHOUSE QUALITY ASSURANCE PROCEDURES

Protocare Sciences maintains an in-house proprietary database comprised of claims and eligibility records from patient populations covered under various benefit plans. Protocare receives monthly paid claims files from the plans and "scrubs" the data for entry into the warehouse. The warehouse is updated on a quarterly basis. The data cleansing process begins prior to extracts being sent to Protocare. The typical process is as follows:

     1. Protocare works with the data source to assign a quality level to the data. Issues that are of highest importance in determining data quality are: the percentage of complete encounter claims, usually for capitated services, that are included in the claims source; the predominant coding schemes used for diagnoses and procedures, preferably ICD-9-CM, CPT4, and HCPCS; and, the ability to uniquely identify members/patients across all types of data within the source.

     2. Protocare works with the data source to address volume and processing issues, "claims experts" who can address current and historic issues with the data source, and business analysts who currently use the data and are aware of its anomalies.

     3. Prior to receiving all claims from the data source, Protocare asks the source to send a sample extract of all data formats for further analysis. Protocare typically evaluates eligibility, provider, and claims data formats. The values stored within the sample data are compared to data dictionary and database questionnaire information.

     4. When this process is complete, Protocare asks the source to send a historic load. Before loading the data into the, the data is "scrubbed".

     5. For claims, the scrubbing process includes subsetting the raw, source data to include only those data elements of interest to Protocare; including only final, paid claims; and, verifying that dollar fields at the line level for each claim sum to the claim level values. Data are not deleted if they contain invalid diagnosis, procedure, or NDC codes; however, reference files are available to compare these codes to valid values. On a study by study basis, inappropriate or incorrect diagnostic, procedural, and drug codes are removed.

     6. For eligibility, the scrubbing process includes collapsing multiple eligibility records for a patient into one continuous record and supplementing the demographic fields (such as residence state) with information from claims data when the information is not available in the eligibility file.

The Protocare data warehouse is stored in a relational database. These data are arrayed in chronological order to provide a very detailed longitudinal profile of all medical and pharmacy services used by a patient. Services typically include the following types of information: demographics, inpatient and outpatient diagnoses by ICD-9-CM codes, inpatient and outpatient procedures, billed and reimbursed charges, outpatient drugs dispensed, and dates of service for drug and medical information.

As stated above, the data scrubbing process does not exclude claims that may have "homegrown" or "invalid" diagnosis, procedure, or outpatient pharmacy drug codes. Many times, invalid codes contribute to an analysis. For example, the diagnosis code "250" (diabetes) is invalid because fourth and/or fifth digits are required in reporting diabetes diagnoses; however, a claim with this diagnosis indicates that a patient was treated for diabetes. It just does not specify what type of diabetes. In conducting a cost and utilization analysis, excluding this claim would result in under representation of the condition of diabetes. These claims can easily be excluded from an analysis if it is appropriate.

Protocare employs a team of experts who are skilled in data extraction, data hygiene and cleansing, and data translation and manipulation. Within the data warehouse:

     - Data extraction is accomplished in one of three ways: (1) ad hoc isql queries to unload tables and/or fields of interest, (2) Oracle applications to create subsets of the relational database, or (3) ad hoc isql queries to ASCII files which are then loaded into SAS-Registered Trademark- for further analysis.

     - Data cleansing is performed prior to loading the data into the Protocare warehouse. Additional "data hygiene" activities are executed on an ad hoc, project by project basis. The most common of these activities are to compare diagnosis, procedure, and drug codes to reference sources to determine the validity of each code used in a study.

     - Thedata can be translated and manipulated in many ways through the use of analysis tools such as SAS-Registered Trademark-. Common manipulations include building inpatient hospitalization shells from all of the facility and professional claims that are associated with each hospitalization. From these shells, inpatient length of stay and total cost of services can be captured. Additional data manipulation may include data summarizations across key dimensions such as the types of services provided within different provider specialties or the number and type of drug classes used in treating a specific condition. Finally, we can apply PRS to the claims data to create a more enhanced database.


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